EXHIBIT 99.1

R. Evans Hineman Elected to Zanett Board of Directors --

Former CIA Deputy Director and TASC President Adds Homeland Defense
Experience

NEW YORK, NY - July 20, 2005 --ZANETT, INC. (NASDAQ: ZANE) today announced the appointment of R. Evans Hineman to its Board of Directors. Mr. Hineman brings over 40 years of experience in both the intelligence community and the defense industry to the Zanett team.

David McCarthy, CEO of Zanett, commented, "Mr. Hineman's appointment to the Board comes at a propitious time for Zanett. His extraordinary experience in technology-based intelligence and his hands-on executive leadership in the world of defense contracting will add tremendously to our growth initiatives in the homeland defense segment of our business."

Mr. Hineman is currently a private consultant. Previously he served as corporate Executive Vice President and president of the National Security Solutions Group of ManTech International Corporation. He also served as Litton Vice President for Intelligence, president of Litton/TASC and other leadership positions in TASC supporting customers in the intelligence community and other government entities. Prior to joining TASC in 1989, Mr. Hineman had served for more than thirty-three years in the U.S. Government.

Mr. Hineman joined the Central Intelligence Agency in 1964 as part the newly formed Foreign Missile and Space Analysis Center (FMSAC) where he served in various positions in the weapons analysis field including the Director of Weapons Intelligence. In 1973, Mr. Hineman was appointed by the Director of Central Intelligence to the DCI's Weapon and Space System Intelligence Committee, where he oversaw intelligence community missile and space analysis activities on behalf of the DCI.

From 1979 until 1982, Mr. Hineman served as the Associate Deputy Director of Intelligence and in that position assisted in the management of all of CIA's analytic and intelligence production activities. Mr. Hineman was subsequently appointed Deputy Director for Science and Technology of the CIA and Director of Program B in the National Reconnaissance Office in July 1982 and served in that position until his retirement from government service in September 1989. As the DDS&T, he was responsible for management of an organization engaged in research, development, engineering and operations of various intelligence collection and information processing systems.

On the occasion of the CIA's fiftieth anniversary, Mr. Hineman was awarded one of fifty Trailblazer awards for his service. He holds the CIA's Distinguished Intelligence Medal, the NRO's Distinguished Service Medal, and two National Intelligence Distinguished Service Medals and has served on various advisory boards for the government.

Mr. Hineman will fill the seat of Mr. Mohan Trikha, who is retiring.   "On
behalf of the employees and shareholders, we wish to thank Mohan Trikha for his service and support over the last three years. His contributions have been many and will continue to influence Zanett for many years to come. We wish him well in his many endeavors", said Claudio Guazzoni, President of Zanett.

About Zanett, Inc. (www.zanett.com)

Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Commercial Solutions and Government Solutions. Collectively, the Company and its solutions practices are referred to as The IT Commonwealth (TM).

The Company's Commercial Solutions segment provides full lifecycle, high value, end-to-end business solutions including services to initiate, develop and implement e-business systems, application development, project management, business analysis, architecture design, package customization, testing and quality assurance and implementation management, implementation of ERP, supply chain management ("SCM") and customer relationship management ("CRM") systems, and voice and data communications network integration solutions that include the provision of hardware, peripheral equipment and telecommunications lines for voice and data communications networks as well as related security and design services.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

Zanett's overarching mission is to provide comprehensive solutions that exceed client expectations, are delivered on time and within budget, and achieve superior results.

Zanett is headquartered in New York City and has offices in Boston, Cincinnati, Indianapolis, Denver and Orange County, California. Founded in 2000, Zanett is listed on the Nasdaq under the symbol ZANE.

Contacts: Zanett, Inc.
Claudio Guazzoni or David McCarthy, 646-502-1800 corporaterelations@zanett.com

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Zanett, Inc.'s filings with the Securities and Exchange Commission.